                                                                       EXHIBIT C

                            STOCKHOLDERS AGREEMENT


     This Stockholders Agreement is made and entered into as of the 1st day of July, 1997, by and among the Management Stockholders (as hereinafter defined), the Fir Tree Stockholders (as hereinafter defined), and T/SF Communications Corporation, a Delaware corporation (the "Company").

                                   RECITALS:

     A. The Management Stockholders and the Fir Tree Stockholders (collectively, the "Stockholders") will, when this Agreement becomes effective pursuant to Section 4.1 hereof, own a majority of the issued and outstanding shares of capital stock of the Company.

     B. The Stockholders desire to enter into this Agreement in order to provide for the continuity of ownership and operation of the Company.

     C. Pursuant to the Preferred Stock Purchase Agreement, of even date herewith, between certain of the Fir Tree Stockholders and the Company (the "Stock Purchase Agreement"), such Fir Tree Stockholders have agreed to purchase, in the aggregate, 150,000 shares of the Company's 9% Convertible Preferred Stock on the terms and subject to the conditions set forth in the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements set forth herein, the Stockholders and the Company (the "Parties") hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1  Certain Definitions.  As used herein, the following terms shall have
          -------------------
the respective meanings indicated:

          "Affiliate," with respect to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.
     A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate," with respect to any of the Fir Tree Stockholders, includes any Person who has the right, power or authority to direct the acquisition, voting or disposition of shares of Stock owned beneficially or of record by such Fir Tree Stockholder, including without limitation Fir Tree Partners and Jeffrey Tannenbaum.

          "Agreement" means this Stockholders Agreement, as it may be amended from time to time.

          "Barnett" means Howard G. Barnett, Jr.

          "Common Stock" means the common stock of the Company, par value $0.10 per share.

          "Craine" means Robert E. Craine, Jr.

          "Fir Tree Stockholders" means the Persons listed on Exhibit A attached hereto and by this reference made a part hereof.

          "Management Stockholders" means the Persons listed on Exhibit B attached hereto and by this reference made a part hereof.

          "Mourton" means J. Gary Mourton.

          "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, or any other entity or organization, governmental or otherwise.

          "Preferred Stock" means the preferred stock of the Company, par value $10.00 per share.

          "Stock" means all shares of Common Stock and Preferred Stock, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

          "Transfer" means any direct or indirect offer, transfer, donation, sale, assignment, pledge, hypothecation or other disposal or attempted disposal of all or any portion of a security or of any rights; provided, however, that (a) the conversion of shares of Preferred Stock into shares of Common Stock in accordance with the terms of such Preferred Stock shall in no event be deemed to be a "Transfer" subject to this Agreement, and (b) the exercise of stock options and the transfer of options or shares to the Company, and the withholding of shares by the Company, in connection with such exercise shall in no event be deemed to be a "Transfer" subject to this Agreement. "Transferring" and "Transferred" shall have correlative meanings. "Transferee" means the recipient or intended recipient of a Transfer.

     1.2  Number or Percentage of Shares of Stock.  Whenever any provision of
          ---------------------------------------
this Agreement calls for any calculation based on the number or percentage of shares of Stock held by a Stockholder, (a) the number of shares of Stock deemed to be held by that Stockholder shall be the total number of shares of Common Stock then owned by that Stockholder, plus the total number of shares of Common Stock issuable upon conversion of Preferred Stock and exercise of any options, warrants, or subscription rights then owned by that Stockholder; and (b) the total number of shares of Stock deemed to be outstanding (in determining percentages) shall be the total number of shares of Common Stock then issued and outstanding, plus the total number of shares of Common Stock issuable upon conversion of Preferred Stock and exercise of any options, warrants, or subscription rights then outstanding.

     1.3  Interpretation.  Whenever the context requires, the gender of all
          --------------
words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. As used in this Agreement, the terms "hereof," "herein," "hereby," "hereunder" or "hereto" shall refer to this Agreement as a whole and not to any particular Article or Section hereof.

                                  ARTICLE II

                           RESTRICTIONS ON TRANSFER;
                            RIGHT OF FIRST REFUSAL;
                   CO-SALE PROVISIONS; AND PREEMPTIVE RIGHTS

     2.1  Restrictions on Transfer.  Each Stockholder agrees that he or it will
          ------------------------
not, without the prior written consent of all of the other Stockholders, make a Transfer of all or any portion of the Stock now owned or hereafter acquired by him or it, except in connection with, and strictly in compliance with the conditions of, any of the following:

          (a) Transfers effected pursuant to Sections 2.2, 2.3 and 2.4 hereof, in each case made in accordance with the procedures set forth therein;

          (b) a Transfer by a Management Stockholder to another Management Stockholder or by a Fir Tree Stockholder to another Fir Tree Stockholder; and

          (c) (i) a Transfer by a Stockholder to an Affiliate of such Stockholder, (ii) a Transfer by a Stockholder who is a natural Person to his or her spouse or lineal descendants, natural or adopted, or to a trust for the benefit of the transferor Stockholder or his or her spouse or lineal descendants, natural or adopted, and (iii) a Transfer by a Stockholder that is a trust to the beneficiaries of such trust or by a Stockholder that is a partnership or a limited liability company to the partners or members thereof; provided, that, as a condition to any such Transfer, the Transferee agrees in writing to be bound by the provisions of this Agreement on the same basis as the transferor Stockholder.

Anything in this Agreement to the contrary notwithstanding, (x) Transferees under any of the provisions of this Article II shall take any Stock so Transferred subject to all provisions of this Agreement, (y) a recipient of a Transfer permitted under Section 2.1(c) above shall be classified for purposes of this Agreement as a Management Stockholder in the event the owner of the Stock so Transferred was classified as a Management Stockholder or as a Fir Tree Stockholder in the event the owner of the Stock so Transferred was classified as a Fir Tree Stockholder, and (z) each Transfer under any of the provisions of this Article II shall be made in compliance with applicable federal and state securities laws, rules and regulations, or exemptions from the registration provisions thereof.

     2.2  Right of First Refusal.  In the event that any of the Stockholders
          ----------------------
receives a bona fide offer to purchase all or any portion of the Stock held by such Stockholder, which offer may propose a direct purchase or a merger or other business combination and may be subject to certain contingencies (a "Transaction Offer"), from any Person (the "Offeror"), unless subject to one of the exceptions specified in Section 2.1 above, such Stockholder (a "Transferring Stockholder") may, subject to the provisions of Section 2.3 below, Transfer such Stock only pursuant to and in accordance with the following provisions of this
Section 2.2:

          (a) Such Transferring Stockholder shall cause the Transaction Offer to be reduced to writing and shall notify the Company, with a copy to each of the other Stockholders (the "Other Stockholders"), of his or its desire to accept the Transaction Offer and otherwise comply with the provisions of this Section 2.2 and, if applicable, Section 2.3 below (such notice, the "Offer Notice"). In the Offer Notice, such Transferring Stockholder shall also specify whether or not he or it desires to exercise his or its rights under Section 2.4 below, if applicable. Any Offer Notice, once given, shall be deemed to be an irrevocable offer to sell the Offered Shares as provided in this Section 2.2.

          (b) The following provisions establish the procedure by which the Company and/or the Other Stockholders may elect to purchase the Stock specified in the Offer Notice (the "Offered Shares"). Any such purchase shall be at the same price and on the same terms as are offered by the Offeror; provided, that, if the price set forth in an Offer Notice is stated in consideration other than cash or cash equivalents, the Company, acting through its Board of Directors, may determine the fair market value of such consideration, reasonably and in good faith, and may exercise such rights by payment of such fair market value in cash or cash equivalents.

          (c) In the case of an Offer Notice given by a Management Stockholder, the other Management Stockholders shall have the right, prior to the right of the Company and/or the other Stockholders, to purchase (on a pro rata
                                                                     --- ----
     basis determined on the basis of the number of shares of Stock held by each or on such other basis upon which a majority in interest of the Management Stockholders may agree) all or a portion of the Offered Shares; provided, that, if the other Management Stockholders elect to purchase less than all of the Offered Shares, the Company and/or the Other Stockholders may agree to purchase the balance of the Offered Shares in accordance with the following provisions. If the other Management Stockholders elect to exercise their right to purchase, they shall give written notice to that effect to the Company, the Transferring Stockholder and the Other Stockholders within 15 days after the date on which the Offer Notice was duly received by the Management Stockholders.

          (d) In the case of an Offer Notice given by a Fir Tree Stockholder, the other Fir Tree Stockholders shall have the right, prior to the right of the Company and/or the other Stockholders, to purchase (on a pro rata basis
                                                                  --- ----
     determined on the basis of the number of shares of Stock held by each or on such other basis upon which a majority in interest of the Fir Tree Stockholders may agree) all or a portion of the Offered Shares; provided, that, if the other Fir Tree Stockholders elect to purchase less than all of the Offered Shares, the Company and/or the Other Stockholders may agree to purchase the balance of the Offered Shares in accordance with the following provisions. If the other Fir Tree Stockholders elect to exercise their right to purchase, they shall give written notice to that effect to the Company, the Transferring Stockholder and the Other Stockholders within 15 days after the date on which the Offer Notice was duly received by the Fir Tree Stockholders.

          (e) In the case of an Offer Notice given by a Management Stockholder or a Fir Tree Stockholder with respect to which the other Management Stockholders or the other Fir Tree Stockholders have not elected under
     Section 2.2(c) or 2.2(d) above to purchase all of the Offered Shares, or in the case of an Offer Notice given by a Stockholder other than a Management Stockholder or a Fir Tree Stockholder, the Company shall have the right, prior to the right of the Other Stockholders, to purchase all or a portion of the Offered Shares available for purchase; provided, that, if the Company elects to purchase less than all of such Offered Shares, the Other Stockholders (or the Company as provided in Section 2.2(h) hereof) may agree to purchase the balance of the Offered Shares in accordance with the following provisions. If the Company elects to exercise its right to purchase, it shall give written notice to that effect to the Transferring Stockholder and the Other Stockholders within 30 days after the date on which the Offer Notice was duly received by the Company.

          (f) Thereafter, to the extent the Company fails to exercise its right to purchase with respect to all of the Offered Shares available for purchase by the Company, each Other Stockholder shall have a right to purchase his or its "Section 2.2 Proportionate Interest" of the available Offered Shares, being that number of the available Offered Shares determined by multiplying the number of available Offered Shares by a fraction, the numerator of which is the number of shares of Stock held by such Other Stockholder and the denominator of which is the total number of shares of Stock held by all Other Stockholders. Such right to purchase shall be exercisable by written notice (a "Response Notice") given to the Company within 15 days after the date on which the Other Stockholders shall have received the written notice from the Company referred to in Section 2.2(e) hereof or, if no such notice shall have been given by the Company, within 45 days after the date on which the Offer Notice shall have been first received by the Other Stockholders.

          (g) Each Other Stockholder that gives a Response Notice shall set forth in such Response Notice whether or not such Other Stockholder desires to (i) purchase his or its Section 2.2 Proportionate Interest or a specified lesser number of the available Offered Shares, (ii) purchase, to the extent possible, a specified number or all of the available Offered Shares in excess of his or its Section 2.2 Proportionate Interest, and
     (iii) if applicable, exercise his or its rights under Section 2.3 below with respect to (A) his or its Section 2.3 Proportionate Interest (as hereinafter defined) or a specified lesser number of shares of Stock and
     (B) a specified number or all shares of Stock in excess of his or its
     Section 2.3 Proportionate Interest, in either event to the extent possible. In the event one or more of the Other Stockholders either do not give a Response Notice or elect in their Response Notices to purchase less than their respective Section 2.2 Proportionate Interests and more than one of
                                                          ---
     the Other Stockholders elect in their Response Notices to purchase in excess of their respective Section 2.2 Proportionate Interests, each such Other

     Stockholder that elects to purchase more than his or its Section 2.2 Proportionate Interest shall be entitled to purchase the lesser of (x) the number of Offered Shares in excess of his or its Section 2.2 Proportionate Interest that he or it elected to purchase in his or its Response Notice and (y) his or its allocable portion of the number of remaining Offered Shares available for purchase, which allocable portion shall be determined in the same manner as his or its Section 2.2 Proportionate Interest. The calculation set forth in the preceding sentence shall be continually applied until the greatest number of Offered Shares possible have been allocated to each Other Stockholder that elects to purchase in excess of his or its Section 2.2 Proportionate Interest.

          (h) Thereafter, if the Other Stockholders shall have failed to exercise their right to purchase with respect to all of the remaining Offered Shares, the Company may elect to purchase such remaining Offered Shares; provided, that any such election shall be made within 10 days after the date the Response Notices shall have been required to be given.

          (i) If the Company and the Other Stockholders fail to exercise their rights to purchase with respect to all of the Offered Shares within the time limits set forth above, (A) the Company and the Other Stockholders shall be deemed to have waived all of their rights to purchase under this
     Section 2.2, and (B) the Transferring Stockholder shall be free to sell all of the Offered Shares at the price and on the terms set forth in the Offer Notice, for a period of 30 days after the end of the last time period set forth in this Section 2.2, subject to the Transferring Stockholder's obligation to comply with the provisions of Section 2.3 below, if applicable.

          (j) If the Company and/or the Other Stockholders exercise their rights to purchase with respect to all of the Offered Shares within the time limits set forth above, such purchase(s) shall be consummated as soon as is reasonably practicable.

     2.3  Tag Along Rights.  Subject to the provisions of Section 2.4 below, in
          ----------------
the event that rights to purchase are not exercised pursuant to Section 2.2 above with respect to all of the Offered Shares, the Transferring Stockholder may Transfer the Offered Shares only pursuant to and in accordance with the following provisions of this Section 2.3; provided, that this Section 2.3 shall not apply if the Offered Shares involve less than 25,000 shares of Stock in any one transaction or series of related transactions:

          (a) Each of the Other Stockholders shall have the right to participate in the Transaction Offer on the terms and conditions stated in this Section 2.3, which right shall be exercisable in such Other Stockholder's Response Notice.

          (b) Each of the Other Stockholders shall have the right to sell a portion of his or its Stock pursuant to the Transaction Offer which is equal to or less than such Other Stockholder's "Section 2.3 Proportionate Interest," being the product obtained by multiplying (i) the total number of shares of Stock subject to the Transaction Offer by (ii) a fraction, the numerator of which is the total number of shares of Stock held by such Other Stockholder, and the denominator of which is the total number of shares of Stock held by all Stockholders. To the extent one or more Other Stockholders elect not to sell, or fail to exercise their right to sell, the full amount of Stock which they are entitled to sell pursuant to this Section 2.3, the right to sell shall pass to the Other Stockholders that elected to sell and the Transferring Stockholder, on a pro rata basis determined on the basis of
                                    --------
     the number of shares of Stock held by each. In the event one or more of the Other Stockholders either do not give a Response Notice or elect in their Response Notices to sell less than their respective Section 2.3 Proportionate Interests and more than one of the Other Stockholders elect
                             ---
     in their Response Notices to sell in excess of their respective Section 2.3 Proportionate Interests, each such Other Stockholder that elects to sell more than his or its Section 2.3 Proportionate Interest shall be entitled to sell the lesser of (x) the number of shares of Stock in excess of his or its Section 2.3 Proportionate Interest that he or it elected to sell in his or its Response Notice and (y) his or its allocable portion of the number of shares of Stock that he or it may sell, which allocable portion shall be determined in the same manner as his or its Section 2.3 Proportionate Interest. The calculation set forth in the preceding sentence shall be continually applied until the greatest number of shares of Stock possible have been allocated to each Other Stockholder that elects to sell in excess of his or its Section 2.3 Proportionate Interest.

          (c) Within 10 days after the last date by which rights to purchase under Section 2.2 above were to be exercised (if at all), the Company shall notify each participating Other Stockholder and the Transferring Stockholder of the number of shares of Stock held by such Other Stockholder that will be included in the sale and the date on which the Transaction Offer will be consummated, which date shall be no later than the later of
     (i) 30 days after the date by which the Company was required to notify the Other Stockholders under this Section 2.3(c) or (ii) five days after the date on which all governmental approvals, if any, required in connection with the Transfer have been obtained. Each of the parties to the Transaction Offer shall use his or its best efforts to obtain any such governmental approval as promptly as is practicable.

          (d) Each participating Other Stockholder may effect his or its participation in any Transaction Offer hereunder by delivery to the Offeror, or to the Transferring Stockholder for delivery to the Offeror, of one or more instruments or certificates, properly endorsed for transfer, representing the Stock he or it elects to sell therein. At the time of consummation of the Transaction Offer, the Offeror shall remit directly to each Stockholder that portion of the sale proceeds to which each Stockholder is entitled by reason of his or its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any derivative securities). In no event shall any participating Other Stockholder be required to make any representations or warranties or provide any indemnities in connection with his or its participation in a Transaction Offer except those directly relating to the ownership of the Stock to be Transferred by such Stockholder.

          (e) Prior to its receipt of any Transfer under the provisions of this
     Section 2.3 and as a condition precedent to any such Transfer, the Offeror shall agree in writing to be bound by the provisions of this Agreement on the same basis as the transferor Stockholder(s). In the event that the Transaction Offer is not consummated within the period required by Section 2.3(c) above or the Offeror fails timely to remit to each

     Stockholder his or its portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfers of Stock pursuant to such Transaction Offer shall be deemed to be in violation of the provisions of this Agreement unless the Transferring Stockholder once again complies with the provisions of Section 2.2 hereof and this Section 2.3, if applicable, with respect to such Transaction Offer.

     2.4  Drag Along Right.
          ----------------

          (a) One or more Transferring Stockholders holding more than one-half of the Stock may, by notice given to the Other Stockholders, cause the Other Stockholders to sell all of their Stock to the Offeror at the same purchase price and on the same terms, except as set forth in this Section 2.4, if: (i) the Offeror offered to purchase all such Stock in the applicable Transaction Offer, (ii) the rights to purchase procedure set forth in Section 2.2 above was followed with respect to such Transaction Offer and such rights were not exercised in full, and (iii) the Offer Notice(s) stated that the Transferring Stockholder(s) intended to pursue the rights of such Transferring Stockholder(s) under this Section 2.4. In such event, the Other Stockholders agree to sell their Stock to the Offeror at such purchase price and on such terms; provided, however, that the obligation of the Fir Tree Stockholders to participate in such transaction shall be conditioned upon (x) the Offeror not being an Affiliate of any Management Stockholder, (y) the consideration for the Stock being all cash and/or securities of an issuer with a market capitalization of $1,000,000,000 or more that are either listed on a national securities exchange or traded on the NASDAQ National Market System where the securities received by the Stockholders (I) do not exceed 20% of the total trading volume of such securities over the 45-day period prior to such receipt and (II) are freely tradeable (except to the extent they are subject to Rule 145 under the Securities Act of 1933, as amended), and (z) the Company's receipt of a fairness opinion with respect to such transaction from an independent investment banking firm of national standing that is mutually acceptable to the holders of a majority in interest of both the Fir Tree Stockholders and the Management Stockholders. Any such sale must take place within the later of (x) 30 days after the last date on which the Company or the Other Stockholders could have exercised rights to purchase under Section 2.2 above or (y) five days after the date on which all governmental approvals, if any, required in connection with the Transfer have been obtained. Each of the parties to the Transaction Offer shall use his or its best efforts to obtain any such governmental approval as promptly as is practicable.

          (b) Each Other Stockholder shall effect his or its participation in any Transaction Offer under this Section 2.4 by delivery to the Offeror, or to the Transferring Stockholder(s) for delivery to the Offeror, of one or more instruments or certificates, properly endorsed for transfer, representing all of such Other Stockholder's Stock. At the time of consummation of the Transaction Offer, the Offeror shall remit directly to each Stockholder that portion of the sale proceeds to which that Stockholder is entitled by reason of his or its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any derivative securities). In no event shall any Other Stockholder be required to make any representations or warranties or provide any indemnities in connection with his or its participation in a Transaction Offer except those directly relating to the ownership of the Stock to be Transferred by such Stockholder.

          (c) In the event that the Transaction Offer is not consummated within the period required by Section 2.4(a) above or the Offeror fails timely to remit to each Stockholder his or its portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfers of Stock pursuant to such Transaction Offer shall be deemed to be in violation of the provisions of this Agreement unless the Transferring Stockholder(s) once again complies with the provisions of Sections 2.2 and 2.3 hereof and this Section 2.4 with respect to such Transaction Offer.

     2.5  Prohibited Transfers.  If any Transfer is made or attempted contrary
          --------------------
to the provisions of this Agreement (a) such purported Transfer shall be void ab
                                                                              --
initio; (b) the Company and the other Stockholders shall have, in addition to
------
any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and (c) the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose. Without limitation on the foregoing, each of the Stockholders further agrees that the provisions of Section 5.7 hereof shall apply in the event of any violation or threatened violation of this Article II.

     2.6  Preemptive Rights.
          -----------------

          (a) Except with respect to the issuance of Stock pursuant to the events described in Section 2.6(d) below, not less than 30 nor more than 120 days prior to any issuance (whether or not for consideration) or sale by the Company of any Stock, the Company shall notify each Stockholder thereof in writing, which notice shall specify the kind and amount of Stock that the Company intends to issue or sell and contain a description of the terms of the proposed issuance or sale (including the proposed issuance or sale price, if any), and shall offer to each Stockholder the opportunity to acquire such number of the shares of Stock as shall allow such Stockholder, immediately following the issuance or sale of all such Stock, to be the beneficial owner, in the aggregate, of his or its respective Proportionate Equity Interest (as hereinafter defined). For the purposes hereof, the term "Proportionate Equity Interest" with respect to a Stockholder shall mean the percentage of shares of Stock held by such Stockholder immediately prior to the issuance or sale referred to in the immediately preceding sentence. The per share or equivalent price, if any, payable by each Stockholder, and all other terms and conditions of the offer to each Stockholder, shall be identical to that offered to other Persons in connection with such issuance or sale; provided, however, that if the purchase price is to be paid by other Persons in kind or is for any other reason of a type of consideration which any Stockholder cannot readily deliver, such Stockholder shall nevertheless be entitled to pay the purchase price in cash, such price to be an amount equal to the monetary equivalent value to the Company of such consideration in kind or other consideration which such Stockholder cannot readily deliver, as determined in good faith by the Board of Directors of the Company.

          (b) Each Stockholder shall have a period of 20 days following the Company's notice to such Stockholder pursuant to Section 2.6(a) hereof within which he or it may elect to purchase the shares of Stock offered to him or it pursuant to Section 2.6(a) hereof. Such election (i) shall be for all or any portion of the shares of Stock offered to such Stockholder,
     (ii) may be conditioned on the Company and such Stockholder obtaining any requisite governmental approvals (which the Company and such Stockholder shall each covenant to use his or its best efforts to obtain as promptly as is practicable), and (iii) shall be made by written notice to the Company within such 20 day period. The closing of the purchase by any Stockholder of any Stock offered pursuant to Section 2.6(a) hereof shall occur at the time and location of the closing of the issuance or sale of Stock which gave rise to the rights of such Stockholder under Section 2.6(a) hereof.

          (c) If a Stockholder shall not elect to purchase all of the Stock offered to him or it pursuant to Section 2.6(a) hereof, then the Company shall, during a period of 30 days following such Stockholder's notice to the Company pursuant to Section 2.6(b) hereof, have the right to sell the number of shares of Stock that such Stockholder has not elected to purchase free and clear of the restrictions of Section 2.6(a) hereof at a price and upon other terms and conditions no more favorable to a purchaser than were offered to such Stockholder pursuant to Section 2.6(a) hereof.

          (d) The provisions of this Section 2.6 shall not apply to any Stock issued (i) to effect any merger, consolidation or acquisition of assets;
     (ii) to satisfy conversion or option rights; or (iii) pursuant to an underwritten public offering of Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

          (e) The Stockholders acknowledge that the Certificate of Incorporation of the Company presently provides that the stockholders of the Company will not have any preemptive rights. Accordingly, the Stockholders agree that once this Agreement becomes effective as provided in Section 4.1 below, they shall take all such actions as may be required to amend the Certificate of Incorporation of the Company to delete the statement regarding preemptive rights that is set forth therein.

                                  ARTICLE III

                              CORPORATE GOVERNANCE

     3.1  Voting of Stock for Election of Directors of the Company.  With
          --------------------------------------------------------
respect to each election or removal of members of the Board of Directors of the Company (including without limitation any replacement members), whether at an annual or special meeting of stockholders or by written consent of stockholders, each Stockholder agrees to vote his or its Stock and to take such other action as may be necessary to fix the number of directors of the Company at five and to elect as members of the Board of Directors of the Company and to keep in office as such, the individuals selected as follows: (a) three individuals designated by Barnett or, if Barnett is unable to make such designation, by Craine or, if neither Barnett nor Craine is able to make such designation, by a majority in interest of the Management Stockholders, and (b) two individuals designated by the Fir Tree Stockholders. Each of the Stockholders further agrees to vote his or its Stock for the removal of any such designee upon the request of the Person or Persons with the right to designate such designee and for the election of a substitute designee nominated by such Person or Persons upon request therefor. The Fir Tree Stockholders shall be entitled to designate one of the members of a two-member compensation committee of the Board of Directors of the Company to be formed immediately after the Closing Date. If the members of such compensation committee cannot agree with respect to a matter, such matter shall be submitted to the entire Board of Directors of the Company which shall resolve the same subject to the provisions of Section 3.3 below. For services performed hereunder, the Company shall pay Fir Tree Partners, on behalf of the Fir Tree Stockholders, an annual fee of $100,000 (the "Fixed Annual Fee"), payable quarterly in equal installments on the first day of each calendar quarter with the first payment being due within 10 days after the date on which this Agreement becomes effective as provided in Section 4.1 below. Such first payment shall be prorated based on the number of days remaining in the then current calendar quarter. For 1998 and subsequent fiscal years, the Company shall also pay Fir Tree Partners, on behalf of the Fir Tree Stockholders, 2% of the amount, if any, by which the Company's annual EBITDA (as defined in Section
5.12 below) exceeds $15,000,000 (the "EBITDA Floor"). Such payment shall be made on or before March 31 of the succeeding year. Payments to be made to Fir Tree Partners under this Section 3.1 shall be subordinate to all obligations of the Company for borrowed money and shall not be paid (but shall continue to accrue) if the payment thereof would breach a covenant or cause or result in a default under a loan agreement to which the Company is a party or by which it is bound.

     3.2  Vacancies.  Each Stockholder agrees to vote his or its Stock to the
          ---------
extent required by Section 3.1 above, in such manner as shall be necessary or appropriate so as to ensure that any vacancy occurring for any reason in the Board of Directors of the Company shall be filled only by an individual (a) who is nominated directly or indirectly by the Person or Persons with the right to designate the director whose departure created the vacancy, and (b) whose election causes the requirements described in Section 3.1 above relating to the composition of the Company's Board of Directors to be satisfied.

     3.3  Vote on Certain Issues.  The Stockholders and the Company agree that
          ----------------------
the unanimous consent of the members of the Board of Directors of the Company shall be necessary for the Company to undertake any of the following actions:

          (a) amendment of the Certificate of Incorporation of the Company, except as contemplated in Section 2.6(e) above;

          (b) issuance of any Stock or of any instruments convertible into Stock or of any options, warrants or other rights to purchase or otherwise acquire Stock; provided, however, that neither the issuance of Stock pursuant to existing conversion rights, options, warrants or other rights to purchase or otherwise acquire Stock, nor the granting of options to any one other than Barnett, Craine or Mourton to acquire up to 40,000 shares of Common Stock in the aggregate under presently existing option plans as in effect on the date hereof, shall require such unanimous consent;

          (c) declaration or payment of any dividends or other distributions on the outstanding capital stock of the Company, in cash, stock, bonds, property or otherwise;

          (d) purchase or redemption by the Company of any of its Stock, except for the purchase of up to 25,000 shares of Stock per year pursuant to
     Section 2.2;

          (e) any contract or transaction between the Company and any of its Stockholders or between the Company and an Affiliate of a Stockholder or between the Company and one or more of its directors or officers or between the Company and an Affiliate of a director or officer of the Company, or any modification of any previously approved contract or transaction referred to in this Section 3.3(e), except for salaries, benefits and bonuses paid or provided to employees of the Company which are limited to increases of 10% per year above the levels in effect during 1997 (for salary and benefits) and 1996 bonuses paid in 1997;

          (f) any plan or approval to merge or consolidate the Company with or into another entity or to sell, lease, exchange or otherwise dispose of all or substantially all of the property or assets of the Company, or to dissolve, liquidate or wind up the Company, other than in accordance with
     Section 2.4 above;

          (g) except for transactions referred to under Section 3.3(d) above or entered into in the ordinary course of business, any acquisition of an ownership interest in or assets from any Person for consideration in excess of $2,000,000 for any single transaction or series of related transactions;

          (h) any sale, spin-off or other disposition of any subsidiary of the Company having revenues in its last fiscal year in excess of $1,500,000;

          (i) any sale or other disposition of assets of the Company or any of its subsidiaries, other than in the ordinary course of business, having a book value or for consideration in excess of $2,000,000 for any single transaction or in excess of $3,000,000 in the aggregate during any fiscal year of the Company;

          (j) capital expenditures (excluding earn-out payments) in any year (beginning in 1998) in excess of $4,500,000; and

          (k) any financing or refinancing involving more than $10,000,000, except in the case of a financing or refinancing for the purpose of curing defaults or events of default.

     3.4  Termination.  This Article III and the obligations of the Parties
          -----------
under this Article III shall terminate and be of no further force or effect at such time as the Management Stockholders or the Fir Tree Stockholders hold less than one-half of the percentage of the shares of Stock held by such members at the time this Agreement becomes effective as provided in Section 4.1 below.

                                   ARTICLE IV

                             ADDITIONAL PROVISIONS

     4.1  Effectiveness of Agreement.  Except as set forth in Section 4.7 below,
          --------------------------
this Agreement shall be effective only (a) from and after the consummation of the transactions contemplated by the Stock Purchase Agreement; and (b) in the event, at the time of such consummation, (i) the Fir Tree Stockholders, in the aggregate, hold a number of shares of Stock which is not less than 90% of the sum of the number of shares of Stock held by them on the date first set forth above plus the number of shares of Preferred Stock to be purchased under the Stock Purchase Agreement (the "Minimum Fir Tree Amount") unless such requirement is waived by a majority in interest of the Management Stockholders and (ii) Barnett and Mourton hold the same number of shares of Stock as they held on the date first set forth above excluding shares held for their benefit in individual retirement accounts and the Company's Savings and Retirement Plan unless such requirement is waived by a majority in interest of the Fir Tree Stockholders.
In the event of the termination, expiration or lapse of the Stock Purchase Agreement for any reason prior to such consummation or in the event (x) the Fir Tree Stockholders, in the aggregate, hold less than the Minimum Fir Tree Amount at the time of such consummation unless such requirement is waived by a majority in interest of the Management Stockholders or (y) Barnett and Mourton hold less than the number of shares referred to in clause (b)(ii) last above at the time of such consummation unless such requirement is waived by a majority in interest of the Fir Tree Stockholders, this Agreement shall be void and of no force or effect.

     4.2  Standstill.  Without the prior written consent of the Company, none of
          ----------
the Fir Tree Stockholders shall, and each of them agrees to cause each of its Affiliates not to, purchase or otherwise acquire, offer to acquire or agree to acquire, by any means, directly or indirectly, any Stock, or any direct or indirect rights or options to acquire Stock or any securities convertible into Stock, except pursuant to Sections 2.1, 2.2, 2.3 and 2.4 hereof and except that after this Agreement becomes effective, as provided in Section 4.1 above, the Fir Tree Stockholders may purchase from stockholders of the Company that are not Parties a total of up to 50,000 shares of Common Stock. Each of the Stockholders agrees that the provisions of Section 5.7 hereof shall apply in the event of any violation or threatened violation of this Section 4.2.

     4.3  Fir Tree Stock.  The Fir Tree Stockholders hereby jointly and
          --------------
severally represent and warrant to the Management Stockholders that all Affiliates of each of the Fir Tree Stockholders which, as of the date hereof, own any Stock or any direct or indirect rights or options to acquire Stock or any securities convertible into Stock are parties to this Agreement.

     4.4  Application of Agreement.  This Agreement (including without
          ------------------------
limitation the provisions of Article II hereof) shall apply to all Stock now owned or hereafter acquired by any Stockholder. This Agreement shall be effective as to a Stockholder only for so long as such Stockholder continues to hold Stock or any options, warrants or other rights to acquire Stock.

     4.5  Tender Offer.  A Stockholder's execution of this Agreement shall not
          ------------
restrict his or its rights to participate in the Tender Offer (as defined in the Stock Purchase Agreement).

     4.6  Sale of the Company.
          -------------------

          (a) At any time on or after the fifth anniversary of the date that this Agreement becomes effective as provided in Section 4.1, a majority in interest of the Fir Tree Stockholders shall have the right, exercisable by written notice to the Company, to require that the Company proceed with an orderly sale of the Company in accordance with the procedures set forth in this Section 4.6. In addition, in the event that Howard G. Barnett, Jr. shall cease to be the Company's chief executive officer for any reason, either a majority in interest of the Fir Tree Stockholders or a majority in interest of the Management Stockholders shall have the right, exercisable by written notice to the Company given at any time on or after the first anniversary of such cessation, to require that the Company proceed with such sale in accordance with this Section 4.6.

          (b) Whenever the Company is required to initiate a sale process pursuant to Section 4.6(a) above, the Company shall promptly engage an investment banking firm of national standing that is mutually acceptable to the holders of a majority in interest of both the Fir Tree Stockholders and the Management Stockholders to conduct an orderly sale of the Company as a going concern. The Company shall exercise best efforts to assist such investment banking firm in conducting such sale, including the preparation of an offering memorandum and/or other descriptive materials and financial information regarding the Company to be provided to interested parties and making management of the Company available to meet with and make presentations to interested parties. The Company shall not place any limitations on the scope of the sales efforts of such investment banking firm. All Stockholders shall be obligated to participate in a sale of the Company effected pursuant to this Section 4.6, which has been approved by the Company's Board of Directors, subject to the provisions of Section 2.4 above. Compliance with the provisions of Section 2.2 above will not be required in connection with such sale. Any such sale must take place within the later of (i) 30 days after the date on which notice of such sale under Section 2.4 above is given to the Stockholders by the Company or (ii) five days after the date on which all governmental approvals, if any, required in connection with such sale have been obtained and all other conditions to closing have been satisfied.

          (c) Notwithstanding the provisions of Sections 3.1 and 3.2 above, in the event that a sale of the Company is not concluded within one year of the date of the notice initiating the sale process, the Stockholders agree to vote their shares of Stock so that a simple majority (but no more) of the members of the Company's Board of Directors are designees of the Fir Tree Stockholders.

     4.7  Schedule 13D.  Anything in this Agreement to the contrary
          ------------
notwithstanding, the provisions of this Section 4.7 shall be effective immediately. If any or all of the Management Stockholders or the Fir Tree Stockholders believes, based on the advice of competent counsel, that a Schedule 13D under the Securities Exchange Act of 1934, as amended, with respect to ownership of Stock must be filed or amended at any time while this Agreement remains in effect, such Management Stockholders or Fir Tree Stockholders (as the case may be) shall provide a copy of such Schedule 13D or amendment thereto to the Fir Tree Stockholders (in the case of a filing to be made by any or all of the Management Stockholders) or the Company (in the case of a filing to be made by any or all of the Fir Tree Stockholders) no later than 24 hours prior to its filing with the Securities and Exchange Commission.

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

     5.1  Third Parties.  This Agreement shall not be construed so as to confer
          -------------
any right or benefit upon any Person other than the Parties and their respective successors and permitted assigns to the extent contemplated herein.

     5.2  Legends on Certificates.  Each Stockholder shall cause all
          -----------------------
certificates representing shares of Stock owned by him or it to be endorsed with a statement to substantially the following effect:

          THE SALE, TRANSFER, ASSIGNMENT AND VOTING OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JULY _____, 1997.
          A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF T/SF COMMUNICATIONS CORPORATION.

     5.3  Amendment and Waiver.  Any Party may waive in writing any provision of
          --------------------
this Agreement intended for his or its benefit. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the Company and each of the Stockholders; provided, however, at the election of a majority in interest of the Management Stockholders, one or more additional stockholders of the Company who are not Fir Tree Stockholders may be added to this Agreement as Management Stockholders if such stockholder(s) agree in writing to be bound by the terms of this Agreement.

     5.4  Notices.  All notices and other communications required or permitted
          -------
to be given hereunder shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the Party to whom it is directed at the addresses set forth below (or at such other address for any Party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered; notices sent by registered or certified mail shall be effective on the third day after mailing; notices sent by facsimile shall be effective when receipt is acknowledged; and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier:

          (a)  If to the Company:

                    T/SF Communications Corporation
                    2407 East Skelly Drive
                    Tulsa, Oklahoma  74105
                    Facsimile No.: (918) 743-1291

          (b) If to a Fir Tree Stockholder, the address set forth below such Stockholder's name on Exhibit A hereto.

          (c) If to a Management Stockholder, the address set forth below such Stockholder's name on Exhibit B hereto.

          (d) If to any Person subsequently becoming a Stockholder under this Agreement, such address as shall be specified by notice given in accordance with the provisions hereof.

     5.5  Headings.  The Article and Section headings used or contained in this
          --------
Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

     5.6  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

     5.7  Remedies.  It is specifically understood and agreed that any breach of
          --------
the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other Persons who are parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other Persons may enforce their respective rights by actions for specific performance, and the Company may refuse to recognize any unauthorized Transferee or any Stockholder who has failed to Transfer any of his or its Stock as required by this Agreement as one of its stockholders for any purpose, including without limitation for purposes of dividend and voting rights, until the relevant Person or Persons have complied with all applicable provisions of this Agreement. The Parties hereby waive any bonding requirement with respect to any action to assert any such remedy.

     5.8  Severability.  In the event that any one or more of the provisions
          ------------
contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law; provided, however, that, if Section 3.1, 3.2 or 4.2 of this Agreement is determined to be invalid, illegal or unenforceable, this Agreement as a whole shall terminate and be of no further force or effect.

     5.9  Entire Agreement.  This Agreement is intended by the Parties as a
          ----------------
final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties, in respect of the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     5.10 Law Governing.  This Agreement shall be construed and enforced in
          -------------
accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of law).

     5.11 Term.  This Agreement shall terminate upon the earlier of (a) the
          ----
closing of an underwritten public offering of Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) the date which is 10 years after the date hereof.

     5.12 Assignment.  The provisions of this Agreement shall be binding upon
          ----------
and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that any assignment of rights or obligations hereunder shall not conflict with any other provision of this Agreement. No Party may assign any of its rights, duties or obligations hereunder without the prior written consent of the other Parties. In the event that the stock of any subsidiary of the Company is distributed to the Company's stockholders pursuant to a spin-off or split-off transaction, (a) the provisions of this Agreement shall be binding upon such corporation and its stockholders and (b) the Fixed Annual Fee, the EBITDA Floor and the dollar amounts set forth in Section 3.3 above applicable to such corporation and the Company shall be proportionally adjusted by multiplying such amounts by a fraction, the numerator of which is the earnings before interest, taxes, depreciation and amortization ("EBITDA") for the preceding 12-month period for the spin-off corporation or the Company exclusive of the spin-off corporation (as applicable) and the denominator of which is the Company's EBITDA (inclusive of such spin-off corporation's EBITDA) for such period.

     5.13 Choice of Forum; Consent to Service of Process.  Any suit, action or
          ----------------------------------------------
proceeding arising out of or relating to this Agreement or any agreement or obligation delivered in connection with this Agreement or any judgment entered by any court in respect thereof may be brought in the courts of the State of Oklahoma, County of Tulsa, in the United States District Court for the Northern District of Oklahoma, in the courts of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and each Party hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding relating to this Agreement or any related agreement or obligation.

     Each Party hereby irrevocably waives any objection that he or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any agreement or obligation delivered in connection with this Agreement, brought in the courts of the State of Oklahoma, County of Tulsa, in the United States District Court for the Northern District of Oklahoma, in the courts of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     5.14 Joint Drafting.  The Parties acknowledge that they and their
          --------------
respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

     5.15 Binding Effect.  This Agreement shall be binding upon (a) the Fir Tree
          --------------
Stockholders, Barnett, Craine, Mourton, Stuart P. Honeybone, and Barnett and Florence Lloyd Jones Barnett, Trustees UA June 22, 1996, Florence Lloyd Jones Barnett Revocable Inter Vivos Trust, once it has been executed by all such Parties, and (b) each of the other Parties, once such Party and the Parties listed in clause (a) have executed this Agreement and so long as such execution takes place within 14 days after the date first set forth above.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above, to be effective as provided in Section 4.1 above.

                                    T/SF COMMUNICATIONS CORPORATION


                                    By:  /s/ Howard G. Barnett, Jr.
                                        ---------------------------
                                         Howard G. Barnett, Jr.
                                         Chairman, President and
                                          Chief Executive Officer



                    [Signatures continue on the next page.]

Fir Tree Stockholders:               Management Stockholders:
---------------------                -----------------------

FIR TREE VALUE FUND, L.P.
                                     /s/ Howard G. Barnett, Jr
                                     -------------------------------------------
By: /s/Jeffrey Tannenbaum            Howard G. Barnett, Jr.
    ------------------------------
     Jeffrey Tannenbaum
     General Partner                 /s/ Robert E. Craine, Jr.
                                     -------------------------------------------
                                     Robert E. Craine, Jr.

FIR TREE INSTITUTIONAL VALUE
 FUND, L.P.                          /s/ J. Gary Mourton
By: Fir Tree, LLC, General Partner   -------------------------------------------
                                     J. Gary Mourton


     By: /s/ Jeffrey Tannenbaum      /s/ Stuart P. Honeybone
         -------------------------   -------------------------------------------
          Jeffrey Tannenbaum         Stuart P. Honeybone
          Member

                                     /s/ Billie T. Barnett
                                     -------------------------------------------
FIR TREE VALUE PARTNERS LDC          Billie T. Barnett


By: /s/ Jeffrey Tannenbaum           /s/ Howard G. Barnett, Sr.
    ------------------------------   -------------------------------------------
     Jeffrey Tannenbaum              Howard G. Barnett, Sr., Trustee UA
     Investment Advisor              June 22, 1976, FBO Howard G. Barnett
                                     Revocable Inter Vivos Trust

TENSING, L.L.C.


By:  /s/ Jeffrey Tannenbaum          /s/ Howard G. Barnett, Jr.
   -------------------------------  -------------------------------------------
    Jeffrey Tannenbaum               Howard G. Barnett, Jr., Trustee UA
    Manager                          June 22, 1976, FBO Howard G. Barnett
                                     Revocable Inter Vivos Trust


                                     /s/ Florence Lloyd Jones Barnett
 .                                    -------------------------------------------
- Florence Lloyd Jones Barnett, Trustee UA June 22, 1996, Florence Lloyd Jones Barnett Revocable Inter Vivos Trust


                                     /s/ Howard G. Barnett, Jr.
                                     -------------------------------------------
                                     Howard G. Barnett, Jr., Trustee UA
                                     June 22, 1996, Florence Lloyd Jones Barnett
                                     Revocable Inter Vivos Trust

                                     /s/ Florence Lloyd Jones Barnett
                                     -------------------------------------------
                                     Florence Lloyd Jones Barnett, Trustee UA
                                     March 18, 1996, Florence Lloyd Jones
                                     Barnett Charitable Remainder Unitrust


                                     /s/ Jenkin Lloyd Jones, Sr.
                                     -------------------------------------------
                                     Jenkin Lloyd Jones, Sr., Trustee UA
                                     September 25, 1972, Jenkin Lloyd Jones
                                     Revocable Inter Vivos Trust


                                     /s/ Jenkin Lloyd Jones, Jr.
                                     -------------------------------------------
                                     Jenkin Lloyd Jones, Jr., Trustee UA July 3,
                                     1985, Jenkin Lloyd Jones, Jr. Revocable
                                     Inter Vivos Trust


                                     /s/ Carol B. Jones
                                     -------------------------------------------
                                     Carol B. Jones, Trustee UA July 3, 1985,
                                     Jenkin Lloyd Jones, Jr. Revocable Inter
                                     Vivos Trust


                                     /s/ David Lloyd Jones
                                     -------------------------------------------
                                     David Lloyd Jones


                                     /s/ Robert J. Swab
                                     -------------------------------------------
                                     Robert J. Swab


                                     /s/ Martin A. Vaughan
                                     -------------------------------------------
                                     Martin A. Vaughan


                                     MIDWEST RESOURCES, INC.


                                     By: /s/ Martin A. Vaughan
                                         ---------------------------------------
                                         Martin A. Vaughan
                                         President

                                     MAVERICK EXPLORATION, INC.


                                     By: /s/ Martin A. Vaughan
                                         ---------------------------------------
                                         Martin A. Vaughan
                                         President

                                   EXHIBIT A

                             FIR TREE STOCKHOLDERS


Fir Tree Value Fund, L.P.
29th Floor
1211 Avenue of the Americas
New York, New York  10036

Fir Tree Institutional Value Fund, L.P.
29th Floor
1211 Avenue of the Americas
New York, New York  10036

Fir Tree Value Partners LDC
29th Floor
1211 Avenue of the Americas
New York, New York  10036

Tensing, L.L.C.
29th Floor
1211 Avenue of the Americas
New York, New York  10036

                                   EXHIBIT B

                            MANAGEMENT STOCKHOLDERS

Howard G. Barnett, Jr., individually; as          Jenkin Lloyd Jones, Sr., as Trustee
  Trustee UA June 22, 1976, FBO Howard G.           September 25, 1972, Jenkin Lloyd Jones
  Barnett Revocable Inter Vivos Trust;              Revocable Inter Vivos Trust
  and as Trustee UA June 22, 1996 Florence        6683 South Jamestown Place
  Lloyd Jones Barnett Revocable Inter             Tulsa, Oklahoma  74136
  Vivos Trust
6742 South Evanston                               Jenkin Lloyd Jones, Jr. and Carol B. Jones,
Tulsa, Oklahoma  74136                               as Trustees UA July 3, 1985,
                                                     Jenkin Lloyd Jones, Jr. Revocable Inter
Robert E. Craine, Jr.                             Vivos Trust
5118 East 107th Place                             6447 South Louisville Avenue
Tulsa, Oklahoma  74137                            Tulsa, Oklahoma  74136

J. Gary Mourton                                   David Lloyd Jones
4220 Colonial Drive                               11312 South Erie Avenue
Sapulpa, Oklahoma  74066                          Tulsa, Oklahoma  74137

Stuart P. Honeybone                               Robert J. Swab
8313 South 5th Avenue                             2407 East Skelly Drive
Broken Arrow, Oklahoma  74011                     Tulsa, Oklahoma  74105

Billie T. Barnett                                 Martin A. Vaughan
6742 South Evanston                               2222 East 30th Place
Tulsa, Oklahoma  74136                            Tulsa, Oklahoma  74114

Howard G. Barnett, Sr., as Trustee UA             Midwest Resources, Inc.
  June 22, 1976, FBO Howard G. Barnett            2222 East 30th Place
  Revocable Inter Vivos Trust                     Tulsa, Oklahoma  74114
2619 East 37th Street
Tulsa, Oklahoma  74105                            Maverick Exploration, Inc.
                                                  2222 East 30th Place
Florence Lloyd Jones Barnett, as Trustee          Tulsa, Oklahoma  74114
  UA June 22, 1996, Florence Lloyd Jones
  Barnett Revocable Inter Vivos Trust,
  and as Trustee UA March 18, 1996,
  Florence Lloyd Jones Barnett Charitable
  Remainder Unitrust
2619 East 37th Street
Tulsa, Oklahoma  74105


                                      B-1